Exhibit 23.1

KPMG LLP	Telephone (416) 777-8500
Chartered Accountants	Fax (416) 777-8818
Bay Adelaide Centre	Internet www.kpmg.ca
333 Bay Street Suite 4600
Toronto ON M5H 2S5
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Bank of Nova Scotia

We consent to the use of our reports, each dated December 7, 2012, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Registration Statement.

Chartered Accountants, Licensed Public Accountants

December 7, 2012

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.